Exhibit 99.1
Press Release
The Cronos Group Announces Results for Third Quarter 2005
San Francisco — Business Wire — November 14, 2005—The Cronos Group (Nasdaq: CRNS) today reported net income of $2.2 million, or $0.27 per diluted share, for the quarter ended September 30, 2005, compared to $2.0 million, or $0.26 per diluted share, for the corresponding period in 2004. Net income for the third quarter of 2005 was impacted by a one-time after-tax expense of $0.7 million, or $0.09 per diluted share, related to the restructuring of the Company’s sales and marketing divisions.
On November 11, 2005, the Cronos Board of Directors declared a dividend of $0.07 per share, payable on January 10, 2006 for the fourth quarter of 2005 to shareholders of record as of the close of business on December 22, 2005, and a dividend of $0.07 per share payable on April 13, 2006 for the first quarter of 2006 to shareholders of record as of the close of business on March 23, 2006. The Board of Directors also authorized the repurchase of $1 million of outstanding common shares, both in the open market and through privately-negotiated transactions, pursuant to the terms of the Company’s shareholder-approved common share repurchase program.
Total revenues for the third quarter of 2005 were $36.7 million, compared to $35.3 million for the same period in the prior year. Total expenses for the three months ended September 30, 2005 were $35.5 million, compared to $33.9 million for the corresponding period in 2004.
Net income for the nine months ended September 30, 2005 was $9.3 million, or $1.17 per diluted share, compared to $4.9 million, or $0.63 per diluted share for the comparable period in the prior year. Net income for the nine months ended September 30, 2005 included a gain of $1.3 million that was recorded on the receipt of amounts owed by a former chairman and CEO of the Company; and $0.8 million that was recognized on the recovery of an amount payable to a managed container program.
Total revenues for the first nine months of 2005 were $111.4 million, compared to $103.4 million for the corresponding period in 2004. Total expenses for the nine months ended September 30, 2005 were $103.6 million, compared to $99.7 million for the nine months ended September 30, 2004.
Dennis J Tietz, Chairman and CEO of Cronos, stated, “We have been able to achieve strong financial results so far in 2005 by maintaining high utilizations across all of our product types, increasing the size of our Joint Venture Program and Group funding facilities, and improving the profitability of our Managed Container Programs.
“Demand for leased containers remains strong, although it has moderated somewhat from the levels experienced in 2004. Utilization of the Company’s combined container fleet averaged 93% for the first nine months of 2005, compared to 91% for the same period in 2004.
“Through September 30 this year, we’ve added over $93 million of new equipment to our container fleet and have ordered an additional $41 million of new equipment for delivery in the fourth quarter.

“In the second quarter this year, we doubled the size of our Joint Venture debt facility with the intention of securitizing this debt within the next year. In the third quarter, we sold $74 million of container equipment to our Joint Venture Program and increased the pace of new container purchases into that program. Although the sale has had the short term effect of reducing after-tax earnings in the third quarter by $0.2 million, in the longer term, we believe the expansion of the Joint Venture will allow us to achieve increased levels of growth and profitability.
“Additionally, in the third quarter we restructured our sales and marketing divisions, consolidating from three to two regions. As noted above, this reduced third quarter earnings by $0.09 per diluted share. The new structure will permit us to react more rapidly to our customers, reduce our overhead, and will improve profitability going forward.”
Cronos is one of the world’s leading lessors of intermodal containers, owning and managing a fleet of over 442,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet of dry cargo, refrigerated and other specialized containers is leased to a customer base of over 450 ocean carriers and transport operators around the world. Cronos provides container-leasing services through an integrated network of offices using state-of-the-art information technology.
This release discusses certain forward-looking matters that involve risks and uncertainties that could cause actual results to vary materially from estimates. Risks and uncertainties include, among other things, changes in international operations, exchange rate risks, changes in market conditions for the Company’s container lease operations and the Company’s ability to provide innovative and cost-effective solutions. For further discussion of the risk factors attendant to an investment in the Company’s Common shares, see the Business section in Part I of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, which was filed with the SEC on March 22, 2005.
This press release and other information concerning Cronos can be viewed on Cronos’ website at www.cronos.com
Contact:
Elinor A. Wexler
Vice President-Investor Relations
(415) 677-8990
ir@cronos.com

The Cronos Group
Condensed Unaudited Consolidated Statements of Income
(US dollar amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Gross lease revenue	$35,007	$33,780	$103,480	$96,795
Equipment trading revenue	260	658	2,210	4,032
Commissions, fees and other income:
- Related parties	209	264	614	714
- Unrelated parties	1,187	646	3,737	1,870
- Gain on settlement of litigation	—	—	1,333	—

Total revenues	36,663	35,348	111,374	103,411

Direct operating expenses	4,264	4,218	13,504	16,177
Payments to Managed Container Programs:
- Related parties	11,381	8,360	27,816	22,595
- Unrelated parties	9,177	9,626	27,281	26,543
Equipment trading expenses	227	614	1,978	3,413
Depreciation and amortization	3,293	4,634	12,463	13,599
Selling, general and administrative expenses	5,635	5,070	16,337	13,648
Interest expense	1,562	1,365	4,937	3,713
Recovery of amount payable to Managed Container Program	—	—	(703)	—

Total expenses	35,539	33,887	103,613	99,688

Income before income taxes and equity in earnings of affiliate	1,124	1,461	7,761	3,723
Income taxes	(169)	(276)	(1,154)	(868)
Equity in earnings of unconsolidated affiliate	1,238	851	2,692	2,040

Net income	2,193	2,036	9,299	4,895

Basic net income per common share	$0.30	$0.28	$1.26	$0.67

Diluted net income per common share	$0.27	$0.26	$1.17	$0.63

The Cronos Group
Condensed Unaudited Consolidated Balance Sheets
(US dollar amounts in thousands)

	September 30,	December 31,
	2005	2004
Assets
Cash and cash equivalents	$17,009	$17,579
Restricted cash	250	1,489
Amounts due from lessees, net	28,151	25,136
Amounts receivable from Managed Container Programs	2,904	3,386
New container equipment for resale	18,839	17,116
Net investment in direct financing leases	13,276	7,382
Investments in unconsolidated affiliates	28,609	15,364
Container equipment, net	105,585	166,584
Other equipment, net	1,179	963
Goodwill, net	11,038	11,038
Other intangible assets, net	392	533
Related party loan receivable	—	1,280
Other assets	3,166	3,899

Total assets	$230,398	$271,749

Liabilities and shareholders’ equity
Amounts payable to Managed Container Programs	$27,246	$22,034
Amounts payable to container manufacturers	37,306	27,838
Direct operating expense payables and accruals	4,972	5,592
Other amounts payable and accrued expenses	6,398	8,810
Debt and capital lease obligations	63,937	127,953
Current and deferred income taxes	3,608	3,238
Deferred income and unamortized acquisition fees	6,912	5,925

Total liabilities	150,379	201,390

Shareholders’ equity
Common shares issued (7,547,668; 7,381,349 shares)	15,096	14,763
Additional paid-in capital	44,717	45,358
Common shares held in treasury (112,000 shares)	(297)	(297)
Accumulated other comprehensive income	899	230
Restricted retained earnings	1,832	1,832
Retained earnings	17,772	8,473

Total shareholders’ equity	80,019	70,359

Total liabilities and shareholders’ equity	$230,398	$271,749